Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (dated September 25, 2020) pertaining to the 2017 TPT Global Tech, Inc. Stock Option and Award Incentive Plan of TPT Global Tech, Inc. of our report dated April 14, 2020 with respect to the consolidated financial statements of TPT Global Tech, Inc. included in its Form 10-K for the years ended December 31, 2019 and 2018, filed with the Securities and Exchange Commission.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
September 25, 2020